Exhibit 4.1
Execution Version

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

Beyond Meat, Inc.
WARRANT AGREEMENT
Dated as of June 22, 2026

Table of Contents

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(j)    Remedies....................................................................................................    29
(k)    No Other Rights.........................................................................................    29
(l)    No Obligation to Purchase Securities of the Company.............................    29

Exhibits

Schedules
Schedule A: Initial Holder of the Warrant..............................................................................    SA-1

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WARRANT AGREEMENT
WARRANT AGREEMENT, dated as of June 22, 2026 (the “Effective Date”), between Beyond Meat, Inc., a Delaware corporation, as issuer (the “Company”), and Big Geyser, Inc., a Delaware corporation, as the initial Holder (as defined in this Warrant Agreement).
Each party to this Warrant Agreement (as defined below) agrees as follows.
Section 1.    Definitions
“Affiliate” has the meaning set forth in Rule 144.
“Aggregate Strike Price” means, with respect to the Exercise of any Warrant, an amount equal to the product of (a) the number of Underlying Shares of such Warrant that are being so Exercised; and (b) the Strike Price on the Exercise Date for such Exercise; provided, however, that the Aggregate Strike Price will be subject to Section 5(g).
“Authorized Denomination” means, with respect to a Warrant, either (a) such Warrant in its entirety, representing all of the Underlying Shares thereof; or (b) any portion of such Warrant that represents a whole number of the Underlying Shares thereof.
“Automatic Exercise” has the meaning set forth in Section 5(i).
“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Certificate” means any electronic book entry maintained by the Company in the Register that represents one (1) Warrant.
“Certificate of Incorporation” means the Company’s amended and restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 5(g).
“Common Stock Change Event” has the meaning set forth in Section 5(g)(i).

“Company” means Beyond Meat, Inc., a Delaware corporation.
“Distribution Agreement” means that certain distribution agreement, dated as of April 15, 2026, between the Company and the initial Holder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.
“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exercise” has the meaning set forth in Section 5(a)(i). The terms “Exercised” and “Exercisable” will have a meaning correlative to the foregoing.
“Exercise Consideration” means, with respect to the Exercise of any Warrant, the type and amount of consideration payable to settle such Exercise, determined in accordance with Section 5.
“Exercise Date” means, with respect to the Exercise of any Warrant, the first Business Day on which the requirements set forth in Section 5(b)(i) for such Exercise are satisfied.
“Exercise Notice” means a notice substantially in the form of the “Exercise Notice” set forth in Exhibit A.
“Exercise Period” means the period from, and including, the Initial Issue Date to, and including, the Exercise Period Expiration Date.
“Exercise Period Expiration Date” means the date that is eighteen (18) months after the Effective Date.
“Exercise Share” means any share of Common Stock issued or issuable upon Exercise of any Warrant.
“Expiration Date” has the meaning set forth in Section 5(d)(i)(5).
“Expiration Time” has the meaning set forth in Section 5(d)(i)(5).
“Fundamental Change” means any of the following events: (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or their respective employee benefit plans, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or (b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than solely to one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (b). For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Holder” means a person in whose name any Warrant is registered on the Company’s books.
“Initial Issue Date” means the date hereof.
“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.
“Open of Business” means 9:00 a.m., New York City time.
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Warrant Agreement.
“Permitted Transferee” means up to 30 persons who (1) are current employees or advisors of Big Geyser, Inc. (or the respective investment entities thereof, if applicable) as of the date of the applicable transfer, (2) are U.S. persons for U.S. federal income tax purposes and (3) have, prior to or concurrently with such transfer, executed and delivered to the Company and Big Geyser, Inc. the Investor Representations attached hereto as Annex A; provided, however, that no more than 30 Persons may become Permitted Transferees of Warrants pursuant hereto, and no Permitted Transferee shall itself have any Permitted Transferees.
“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the holders of Common Stock that are entitled to such dividend, distribution or issuance.
“Reference Property” has the meaning set forth in Section 5(g)(i).
“Reference Property Unit” has the meaning set forth in Section 5(g)(i).
“Register” has the meaning set forth in Section 3(c).
“Restricted Security Legend” means a legend substantially in the form set forth in Exhibit B.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.
“Security” means any Warrant or Exercise Share.
“Specified Courts” has the meaning set forth in Section 8(d).

“Spin-Off” has the meaning set forth in Section 5(d)(i)(3)(B).
“Spin-Off Valuation Period” has the meaning set forth in Section 5(d)(i)(3)(B).
“Strike Price” initially means $0.60 per share of Common Stock; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(d) and 5(e). Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.
“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor Person” has the meaning set forth in Section 5(g)(iii).
“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5(d)(i)(5).
“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
(a)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and
(c)    such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.
“Transfer Restriction Legend” means a legend substantially in the form set forth in Exhibit C.
“Underlying Shares” initially means, with respect to any Warrant, that number of shares of Common Stock identified as the initial number of “Underlying Shares” in the Certificate representing such Warrant; provided, however, that (a) the number of Underlying Shares of each Warrant will be subject to adjustment pursuant to Sections 5(d) and 5(e); and (b) upon the Exercise of any Warrant (or any portion thereof representing less than all of the Underlying Shares thereof), the number of Underlying Shares of such Warrant will be reduced, effective as of the time such Warrant (or such portion thereof) ceases to be outstanding pursuant to Section 3(i), by the number of Underlying Shares so Exercised.
“Warrant” means the warrant issued by the Company pursuant to, and having the terms, and conferring to the Holder thereof the rights, set forth in, this Warrant Agreement. Subject to the terms of this Warrant Agreement, the Warrant will be Exercisable at the Strike Price for a number of shares of Common Stock equal to the number of Underlying Shares of the Warrant.
“Warrant Agreement” means this Warrant Agreement, as amended or supplemented from time to time.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 2.    Rules of Construction For purposes of this Warrant Agreement:
(a)    “or” is not exclusive;
(b)    “including” means “including without limitation”;
(c)    “will” expresses a command;
(d)    the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)    a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;
(f)    words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;
(g)    “herein,” “hereof” and other words of similar import refer to this Warrant Agreement as a whole and not to any particular Section or other subdivision of this Warrant Agreement, unless the context requires otherwise;
(h)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and
(i)    the exhibits, schedules and other attachments to this Warrant Agreement are deemed to form part of this Warrant Agreement.
Section 3.    The Warrant
(a)    Original Issuance of Warrant. On the Initial Issue Date, there will be originally issued a Warrant to purchase 2,500,000 Underlying Shares, which Warrant will be initially registered in the name of the Holder set forth in Schedule A. For the avoidance of doubt, the number of Underlying Shares for the Warrants is subject to adjustment pursuant to Section 5(d).
(b)    Form, Dating and Denominations.
(i)    Form and Date of Certificates Representing a Warrant. Each book entry Certificate representing any Warrant will be deemed to (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(e), if any, and may bear notations, legends or endorsements required by law, stock exchange rule or usage; and (3) be dated as of the date it is issued by the Company pursuant to the registration of the electronic book entry representing such Certificate in the name of the applicable Holder.
(ii)    Electronic Certificates. Each Warrant will be originally issued initially in the form of one or more Certificates in the form of an electronic book entry.
(iii)    Electronic Certificates; Interpretation. For purposes of this Warrant Agreement, (1) each Certificate will be deemed to include the text of the form of Certificate set forth in Exhibit A; (2) any legend, registration number or other notation that is required to be included on a Certificate will be deemed to be affixed to any Certificate notwithstanding that such Certificate may be in a form that does not permit affixing legends thereto (and references herein to such Certificates “bearing” a legend or similar terms will be deemed to be satisfied by this clause (2)); (3) any reference in this Warrant Agreement to the “delivery” of any Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, in each case for the issuance of a Warrant in the form of one or more Certificates, such Certificates will be deemed to be executed by the Company.
(iv)    No Bearer Certificates. The Warrant will be issued only in registered form.
(v)    Registration Numbers. Each Certificate representing any Warrant will be deemed to bear a unique registration number that is not affixed to any other Certificate representing any other outstanding Warrant.
(c)    Method of Payment. The Company will pay all cash amounts due on the Warrant of any Holder by check mailed to the address of such Holder set forth in the Register; provided, however, that the Company will instead pay such cash amounts by wire transfer of immediately available funds to the account of such Holder within the United States specified in a written request of such Holder delivered to the Company no later than the Close of Business on the date that is ten (10) Business Days immediately before the date such payment is due (or specified in the related Exercise Notice, if applicable).
(d)    Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the name and address of the Holder, the number of Underlying Shares subject to the Warrant held by such Holder and the transfer, exchange and Exercise of the Warrant. Absent manifest error, the entries in the Register will be conclusive and the Company may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.
(e)    Legends.
(i)    Legends. Each Certificate representing any Warrant that is a Transfer-Restricted Security will bear the Restricted Security Legend. Each Certificate representing any Warrant will bear the Transfer Restriction Legend.
(ii)    Other Legends on Certificates. The Certificate representing any Warrant may bear any other legend or text, not inconsistent with this Warrant Agreement, as may be required by applicable law, by the rules of any applicable depositary for such Warrant or by any securities exchange or automated quotation system on which such Warrant is traded or quoted.
(iii)    Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Warrant represented by a Certificate bearing any legend required by this Section 3(e) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv)    Legends on Exercise Shares.
(1)    Each Exercise Share will bear a legend substantially to the same effect as the Restricted Security Legend if the Warrant upon the Exercise of which such Exercise Share was issued was (or would have been had it not been Exercised) a Transfer-Restricted Security at the time such Exercise Share was issued; provided, however, that such Exercise Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Exercise Share need not bear such a legend.
(2)    Notwithstanding anything to the contrary in Section 3(e)(iv)(1), an Exercise Share need not bear a legend pursuant to Section 3(e)(iv)(1) if such Exercise Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including, if applicable, the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.
(3)    If a Holder of any Warrant that is a Transfer-Restricted Security, or that is represented by a Certificate that bears a Restricted Security Legend, requests to:
(A)    remove such Restricted Security Legend; or
(B)    register the transfer of such Warrant to the name of another Person, then the Company may refuse to effect such removal or transfer, as applicable, unless there is delivered to the Company such certificates or other documentation or evidence as the Company may reasonably require to determine that such removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws; provided, however, that no such certificates, documentation or evidence need be so delivered on and after the date that is one (1) year after the date of the issuance of such Warrant unless the Company determines, in its reasonable discretion, that such Warrant is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.
(f)    Transfer of the Warrant. Notwithstanding anything to the contrary in this Warrant Agreement, without the prior written consent of the Company, no Warrant, or any beneficial interest therein, will be transferred, pledged or otherwise disposed of to any Person that is not a Permitted Transferee, and any transfer to a Permitted Transferee will be permitted only if the requirements in the definition of Permitted Transferee are satisfied. No Holder that receives a Warrant, or any beneficial interest therein upon any such transfer may transfer, pledge or otherwise dispose of such Warrant or beneficial interest to any Person without prior written consent of the Company. For the avoidance of doubt, this Section 3(f) shall not apply to or limit any sale, transfer, pledge or other disposition of any Exercise Share or any interest therein. Any purported transfer, pledge or other disposition in violation of this Section 3(f) will be void and without any force or effect. Each Certificate representing any Warrant that is issued upon transfer of, or in exchange for, another Warrant will bear each legend, if any, required by Section 3(e). Before registering any sale or transfer in accordance with this Section 3(f), the Company may require the delivery of an Internal Revenue Service Form W-9 or, in the alternative (and only in the event that the Company has consented to the transfer or assignment of the applicable Warrant to such transferee that is a non-U.S. person for U.S. federal income tax purposes), the applicable Internal Revenue Service Form W-8 (together with any appropriate attachments), as applicable, from the transferee as well as an executed copy of the Investor Representations attached hereto as Annex A and such certificates or other documentation or evidence as it may reasonably require in order to determine that the proposed sale or transfer is being made in compliance with the Securities Act and applicable state securities laws. Any transferee that is a non-U.S. person for U.S. federal income tax purposes shall, upon becoming a Holder hereunder, notify the Company regarding the applicable U.S. withholding tax on payments to it of dividends or constructive dividends.
(g)    Exchange and Cancellation of Exercised Warrants.
(i)    Cancellation. The Company will promptly cause the cancellation of any Warrants duly surrendered for cancellation.
(ii)    Cancellation of Warrants that Are Exercised. If the Underlying Shares of a Holder’s Warrant represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(g)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(g)(ii)) are Exercised pursuant to Section 5, then, promptly after the later of the time such Warrant (or the portion thereof representing the Underlying Shares so Exercised) is deemed to cease to be outstanding pursuant to Section 3(i) and the time such old Certificate is surrendered for such Exercise, (1) such old Certificate will be cancelled; and (2) in the case of a partial Exercise, the Company will issue, execute and deliver to such Holder one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Certificate that are not to be so Exercised; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(e).
(h)    Registered Holders. Only the Holder of the Warrant will have rights under this Warrant Agreement as the owner of the Warrant.
(i)    Outstanding Warrants.
(i)    Generally. The Warrant that is outstanding at any time will be deemed to be such Warrant as has, at such time, been deemed to have been duly executed by the Company pursuant to the terms hereof by the registration of the electronic book entry representing such Certificate in the name of the applicable Holder, excluding any Warrant (or any portions of any Warrant representing less than all of the initial number of

Underlying Shares thereof) that have theretofore been (1) cancelled by the Company; (2) paid or settled in full upon their Exercise in accordance with this Warrant Agreement; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) or (iii) of this Section 3(i).
(ii)    Exercised Warrants. If any Warrant (or any portions of any Warrant representing less than all of the Underlying Shares thereof) is Exercised, then, at the Close of Business on the Exercise Date for such Exercise (unless there occurs a default in the delivery of the Exercise Consideration due pursuant to Section 5 upon such Exercise): (1) such Warrant (or such portions thereof) will be deemed to cease to be outstanding; and (2) the rights of the Holder of such Warrant (or such portions thereof), as such, will terminate with respect to such Warrant (or such portions thereof), other than the right to receive such Exercise Consideration as provided in Section 5.
(iii)    Warrants Remaining Unexercised as of the Exercise Period Expiration Date. If a Warrant is otherwise outstanding and remains unexercised as of the Close of Business on the Exercise Period Expiration Date, then such Warrant will cease to be outstanding as of immediately after the Close of Business on the Exercise Period Expiration Date.
Section 4.    No Right of Redemption by the Company. The Company does not have the right to redeem the Warrant at its election.
Section 5.    Exercise of Warrants
(a)    Exercise at the Option of the Holders.
(i)    Exercise Right; When Warrants May Be Submitted for Exercise. Subject to Section 5(b)(i)(3), any Holder will have the right to submit its Warrant, or any portion thereof in an Authorized Denomination, for exercise (an “Exercise”) at any time during the Exercise Period; provided, however, that, notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to Exercise any Warrant other than in an Authorized Denomination thereof.
(b)    Exercise Procedures.
(i)    Requirements for Holders to Exercise Their Exercise Right.
(1)    Generally. To Exercise any Warrant represented by a Certificate, the Holder of such Warrant must (w) complete, manually sign and deliver to the Company an Exercise Notice (at which time such Exercise will become irrevocable); (x) furnish any endorsements and transfer documents that the Company may require; (y) pay the Aggregate Strike Price for such Exercise in accordance with Section 5(b)(i)(2) and (z) if applicable, pay any documentary or other taxes pursuant to Section 6(d).

(2)    Payment of Strike Price. The Holder of an Exercised Warrant will pay the Aggregate Strike Price for such Exercise to the Company in cash by Federal Funds wire transfer of immediately available funds to the account of the Company set forth in Exhibit D hereto (or such other account in the United States as the Company may hereafter provide to such Holder pursuant to 0). Such payment will be deemed to have been made on the date such Aggregate Strike Price is actually received by the Company.
(3)    Exercise Permitted only During Business Hours. Warrants may be surrendered for Exercise only after the Open of Business and before the Close of Business on a day that is a Business Day that occurs during the Exercise Period.
(ii)    When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Exercise. The Person in whose name any share of Common Stock is issuable upon Exercise of any Warrant will be deemed to become the holder of record of such share as of the Close of Business on the Exercise Date for such Exercise.
(c)    Settlement Upon Exercise.
(i)    Exercise Consideration. Subject to Section 5(c)(ii), Section 5(g) and Section 7(b), the consideration due upon settlement of the Exercise of each Warrant will consist of a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant that are being so Exercised.
(ii)    Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 7(b), in lieu of delivering any fractional share of Common Stock otherwise due upon Exercise of any Warrant, the Company will pay cash based on the Last Reported Sale Price per share of Common Stock on the Exercise Date for such Exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).
(iii)    Delivery of Exercise Consideration. Except as provided in Sections 5(d)(i)(3)(B), 5(d)(i)(5) and 5(g)(i)(4)(C), the Company will pay or deliver, as applicable, the Exercise Consideration due upon Exercise of any Warrant on or before the second (2nd) Business Day immediately after the Exercise Date for such Exercise.
(d)    Strike Price and Number of Underlying Shares Adjustments.
(i)    Events Requiring an Adjustment to the Strike Price and the Number of Underlying Shares. Each of the Strike Price and the number of Underlying Shares of each Warrant will be adjusted from time to time as follows:
(1)    Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;
SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;
OS0    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1    =    the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
If any dividend, distribution, stock split or stock combination of the type described in this Section 5(d)(i)(1) is declared or announced, but not so paid or made, then each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(2)    Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 5(d)(i)(3)(A) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;
SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
OS    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;
Y    =    a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and
X    =    the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.
To the extent such rights, options or warrants are not so distributed, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.
For purposes of this Section 5(d)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive

Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors acting in good faith.
(3)    Spin-Offs and Other Distributed Property.
(A)    Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:
(I)    dividends, distributions, rights, options or warrants for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(1) or 5(d)(i)(2);
(II)    dividends or distributions paid exclusively in cash for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(4);
(III)    rights issued or otherwise distributed pursuant to a stockholder rights plan;
(IV)    Spin-Offs for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(3)(B);
(V)    a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5(d)(i)(5) will apply; and
(VI)    a distribution solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;
SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
P    =    the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and
FMV    =    the fair market value (as determined in good faith by Board of Directors, in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;
provided, however, that the Company will not make payment of the amount and kind of shares of its Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants to the extent that payment of such amount would cause FMV to be equal to or greater than P.
To the extent such distribution is not so paid or made, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the distribution, if any, actually made or paid.
(B)    Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5(g) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5(d)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

where:
SP0    =    the Strike Price in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;
SP1    =    the Strike Price in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;
P    =    the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period; and
FMV    =    the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.
Notwithstanding anything to the contrary in this Section 5(d)(i)(3)(B), if any Warrant is Exercised and the Exercise Date for such Exercise occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Exercise Consideration for such Exercise, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Exercise Date.
To the extent any dividend or distribution of the type described in this Section 5(d)(i)(3)(B) is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)    Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;
SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
P    =    the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and
D    =    the cash amount distributed per share of Common Stock in such dividend or distribution.
provided, however, that the Company will not make payment of the amount of any cash dividend to the extent that payment of such amount would cause D to be equal to or greater than P. To the extent such dividend or distribution is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.
(5)    Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment or gives consideration in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors in good faith in a commercially reasonable manner) of the cash or other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):
where:
SP0    =    the Strike Price in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;
SP1    =    the Strike Price in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;
P    =    the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;
OS0    =    the number of shares of Common Stock outstanding immediately before the time (the “Expiration Time”) such tender or exchange offer expires (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
AC    =    the aggregate value (determined as of the Expiration Time in good faith by the Board of Directors) of all cash and other consideration paid or exchanged for shares of Common Stock purchased or exchanged in such tender or exchange offer; and
OS1    =    the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
provided, however, that the Strike Price will in no event be adjusted up pursuant to this Section 5(d)(i)(5), and the number of Underlying Shares of the Warrant will in no event be adjusted down in the corresponding adjustment pursuant to Section 5(d)(i)(6), in each case except to the extent provided in the last paragraph of this Section 5(d)(i)(5).
Notwithstanding anything to the contrary in this Section 5(d)(i)(5), if any Warrant is Exercised and the Exercise Date for such Exercise occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Exercise Consideration for such Exercise, such

Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such Exercise Date.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(6)    Adjustment to the Number of Underlying Shares. If the Strike Price is adjusted pursuant to the formulas set forth in any of clauses (1) through (5) of this Section 5(d)(i) (excluding, for these purposes, a readjustment pursuant to the text following such formulas), then, effective as of the same time at which such adjustment to the Strike Price becomes effective, the number of Underlying Shares of each Warrant will be adjusted to an amount equal to the product of (A) the number of Underlying Shares of such Warrant in effect immediately before such adjustment to such number of Underlying Shares; and (B) the quotient obtained by dividing (x) the Strike Price in effect immediately before such adjustment to the Strike Price; and (y) the Strike Price in effect immediately after such adjustment to the Strike Price; provided, however, that the number of Underlying Shares of each Warrant will be subject to readjustment to the extent set forth in such clauses. For purposes of calculating the adjustment to the number of Underlying Shares of each Warrant pursuant to the preceding sentence, the amount set forth in clause (B)(y) of the preceding sentence will be calculated without giving effect to any rounding pursuant to Section 5(d)(vi).
(ii)    No Adjustments in Certain Cases.
(1)    Where Holders Participate in the Transaction or Event Without Exercising. Notwithstanding anything to the contrary in Section 5(d)(i), the Company is not required to adjust the Strike Price or the number of Underlying Shares of any Warrant for a transaction or other event otherwise requiring an adjustment pursuant to Section 5(d)(i) (other than a stock split or combination of the type set forth in Section 5(d)(i)(1) or a tender or exchange offer of the type set forth in Section 5(d)(i)(5)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of the Warrant, in such transaction or event without having to Exercise such Holder’s Warrant and as if such Holder had owned, on the Record Date for such transaction or event, a number of shares of Common Stock equal to the aggregate number of Underlying Shares, as of such Record Date, of the Warrant held by such Holder on such Record Date.
(2)    Certain Events. The Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant except pursuant to Section 5(d)(i). Without limiting the foregoing, the Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant on account of:
(A)    except as otherwise provided in Section 5(d)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Strike Price;
(B)    the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(C)    the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries; or
(D)    solely a change in the par value of the Common Stock.
(iii)    Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)    a Warrant is Exercised;
(2)    the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Strike Price pursuant to Section 5(d)(i) has occurred on or before the Exercise Date for such Exercise, but an adjustment to the Strike Price or the number of Underlying Shares of the Warrant for such event has not yet become effective as of such Exercise Date;
(3)    the Exercise Consideration due upon such Exercise includes any whole shares of Common Stock; and
(4)    such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise), then, solely for purposes of such Exercise, the Company will, without duplication, give effect to such adjustment on such Exercise Date. In such case, if the date on which the Company is otherwise required to deliver the Exercise Consideration due upon such Exercise is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such Exercise until the second (2nd) Business Day after such first date.
(iv)    Adjustments Where Exercising Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)    an adjustment to the Strike Price or the number of Underlying Shares of the Warrant for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5(d)(i);
(2)    a Warrant is Exercised;
(3)    the Exercise Date for such Exercise occurs on or after such Ex-Dividend Date and on or before the related Record Date;
(4)    the Exercise Consideration due upon such Exercise includes any whole shares of Common Stock based on a Strike Price or number of Underlying Shares that is adjusted for such dividend or distribution; and
(5)    such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(b)(ii)), then such adjustment will not be given effect for such Exercise and the shares of Common Stock issuable upon such Exercise based on such unadjusted Strike Price and unadjusted number of Underlying Shares will not be entitled to participate in such dividend or distribution, but there will be added, to the Exercise Consideration otherwise due upon such Exercise, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.
(v)    Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 5(d)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).
(vi)    Rounding of Calculations. All calculations with respect to the Strike Price and adjustments thereto will be made to the nearest cent (with half of one cent rounded upwards), and all calculations with respect to the number of Underlying Shares of any Warrant and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).
(vii)    Notice of Strike Price and Number of Underlying Shares Adjustments. Upon the effectiveness of any adjustment to the Strike Price or the number of Underlying

Shares of the Warrant pursuant to Section 5(d)(i), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Strike Price in effect immediately after such adjustment; (3) a brief description of any corresponding adjustment to the number of Underlying Shares of each Warrant; and (4) the effective time of such adjustment.
(e)    Voluntary Adjustments.
(i)    Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Strike Price by any amount, or increase the number of Underlying Shares of each outstanding Warrant by any amount, if (1) the Board of Directors determines that such decrease or increase, as applicable, is in the Company’s best interest or that such decrease or increase, as applicable, is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease or increase, as applicable, is in effect for a period of at least twenty (20) Business Days; and (3) such decrease or increase, as applicable, is irrevocable during such period.
(ii)    Notice of Voluntary Adjustment. If the Board of Directors determines to decrease the Strike Price or increase the number of Underlying Shares of the Warrant pursuant to Section 5(e)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5(e)(i), the Company will send notice to each Holder of such decrease or increase, as applicable, quantifying the amount thereof and stating the period during which such decrease or increase, as applicable, will be in effect.
(f)    Adjustments Effective Without Need to Amend Certificates. An adjustment to the number of Underlying Shares of any Warrant pursuant to Section 5(d) or 5(e) will be effective without the need to notate the same on, or otherwise amend, the Certificate representing such Warrant.
(g)    Effect of Common Stock Change Event.
(i)    Generally. If there occurs any:
(1)    recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
(2)    consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)    sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(4)    other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Warrant Agreement,
(A)    from and after the effective time of such Common Stock Change Event, subject to clauses (B) and (C) below, the consideration due upon Exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units;
(B)    if such Reference Property Unit includes, but does not consist entirely of, cash (it being understood, for the avoidance of doubt, that clause (C) below will apply instead of this clause (B) if such Reference Property Unit consists entirely of cash), then, from and after the effective time of such Common Stock Change Event, there will be deducted or removed, as applicable, from the Aggregate Strike Price otherwise payable to Exercise any Warrant pursuant to Section 5(b)(i), and from the cash that would otherwise be included in the Exercise Consideration due, pursuant to Section 5(c), to settle such Exercise, a cash amount equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; and (II) the lesser of (x) the Strike Price on the Exercise Date for such Exercise; and (y) the amount of cash included in such Reference Property Unit;
(C)    if such Reference Property Unit consists entirely of cash, then (I) from and after the effective time of such Common Stock Change Event, no payment of the Aggregate Strike Price will be required to Exercise any Warrant; and (II) the Company will settle each Exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Common Stock Change Event by paying, on or before the second (2nd) Business Day immediately after such Exercise Date, cash in an amount equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; and (II) the excess, if any, of (x) the amount of cash included in such

Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that the amount set forth in this clause (II) will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); and
(D)    for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.
(ii)    Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5(g).
(iii)    Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable (which supplemental instruments will, for the avoidance of doubt, not require the consent of any Holder) to (x) provide for subsequent adjustments to the Strike Price and the number of Underlying Shares of the Warrant pursuant to Section 5(d)(i) in a manner consistent with this Section 5(g); and (y) contain such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5(g)(i). If the Successor Person is not the Company, or the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then the Company will cause such Successor Person or Person, as applicable, to execute and deliver a joinder to this Warrant Agreement assuming the obligations of the Company under this Warrant Agreement, or the obligation to deliver such Reference Property upon Exercise of the Warrant, as applicable.
(iv)    Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the effective date of the Common Stock Change Event.
(h)    Limitation on Exercise Right. Notwithstanding anything to the contrary in this Warrant Agreement, no shares of Common Stock will be issued or delivered upon Exercise of any Warrant of any Holder, and no Warrant of any Holder will be Exercisable, in each case to the extent, and only to the extent, that such issuance, delivery, Exercise or exercisability would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning, after giving effect to the issuance of the shares of Common Stock to be issued upon such Exercise, in excess of nineteen and ninety-nine hundredths percent (19.99%) of the then-outstanding shares of Common Stock as so increased.
(i)    Automatic Exercise upon a Fundamental Change.
(i)    Automatic Exercise of In-the-Money Warrants. If a Fundamental Change occurs, then, effective immediately prior to the consummation of such Fundamental Change, any Warrant that is then Exercisable and with respect to which the value of the per-share consideration to be received by holders of Common Stock in connection with such Fundamental Change (as determined in good faith by the Board of Directors) equals or exceeds the Strike Price then in effect shall be deemed to be automatically Exercised (an “Automatic Exercise”), and the Holder shall be entitled to receive, upon the closing of such Fundamental Change, the same amount and kind of securities, cash or property as the Holder would have been entitled to receive upon the occurrence of such Fundamental Change if the Holder had been the holder of the number of Underlying Shares then issuable upon Exercise in full of such Warrant immediately prior to such Fundamental Change, after giving effect to the deemed payment of the Aggregate Strike Price by the Holder to the Company. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the consideration it receives upon the Automatic Exercise of such Warrant in connection with such Fundamental Change. For the avoidance of doubt, holders of Warrants shall not, upon a Fundamental Change, be entitled to receive any consideration (or the choice to receive such consideration) that is different from the consideration to be received by the holders of any common or other equity securities of the Company in such Fundamental Change transaction that gives rise to the automatic exercise described herein. Additionally, the holders of such Common Stock will under all circumstances be provided the same form of consideration (or the choice to receive such consideration) that the Holders of any Warrants are entitled to receive upon such automatic exercise.
(ii)    Cancellation of Out-of-the-Money Warrants. If a Fundamental Change occurs, any Warrant (or portion thereof) with respect to which the value of the per-share consideration to be received by holders of Common Stock in connection with such Fundamental Change (as determined in good faith by the Board of Directors) is less than the Strike Price then in effect, shall automatically be cancelled and cease to be outstanding upon the consummation of such Fundamental Change, without any consideration being payable in respect thereof.
(iii)    Notice of Fundamental Change. The Company shall provide written notice to the Holder of any anticipated Fundamental Change as promptly as practicable and in any event no later than ten (10) Business Days prior to the anticipated effective date of such Fundamental Change, which notice shall state (1) briefly, the events expected to give rise to such Fundamental Change; (2) the anticipated effective date thereof; and (3) whether the Warrant is expected to be subject to Automatic Exercise or cancellation pursuant to this Section 5(i).
(iv)    Interaction with Common Stock Change Event. Notwithstanding anything to the contrary in Section 5(g), if any event constitutes both a Common Stock Change Event and a Fundamental Change, this Section 5(i) shall govern the treatment of any Warrant hereunder with respect to such event.
Section 6.    Certain Provisions Relating to the Issuance of Common Stock
(a)    Equitable Adjustments to Prices. Whenever this Warrant Agreement requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate or an adjustment to the Strike Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Strike Price pursuant to Section 5(d)(i) that becomes effective, or any event requiring such an adjustment to the Strike Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.
(b)    Reservation of Shares of Common Stock. At all times when any Warrant is outstanding, the Company will reserve (out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes), for delivery upon Exercise of the Warrant, a number of shares of Common Stock that would be sufficient to settle the Exercise of all Warrants then outstanding (assuming, for these purposes, that each such Warrant is settled by the delivery of a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant, as such number of Underlying Shares may be adjusted pursuant to Section 5(d) and Section 5(e)). To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Warrant Agreement to deliver shares of Common Stock, each reference in this Warrant Agreement to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.
(c)    Status of Shares of Common Stock; Covenant Regarding Par Value. Each share of Common Stock delivered upon Exercise of any Warrant of any Holder will be a newly issued or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. The Company will not engage in any transaction or take any action that would cause the Strike Price to be less than the par value per share of Common Stock.
(d)    Taxes Upon Issuance of Common Stock. The Company will pay any issue or transfer tax or duty (except any applicable stamp duties) due on the issue of any shares of

Common Stock upon Exercise of any Warrant of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Stock upon exercise hereof.
Section 7.    Calculations.
(a)    Responsibility; Schedule of Calculations. Except as otherwise provided in this Warrant Agreement, the Company will be responsible for making all calculations called for under this Warrant Agreement or the Warrant, including determinations of the Strike Price and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.
(b)    Calculations Aggregated for Each Holder. The composition of the Exercise Consideration due upon Exercise of any Warrant of any Holder will be computed based on the total number of Warrants of such Holder being Exercised with the same Exercise Date. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.
Section 8.    Miscellaneous
(a)    Notices.
(i)    Notices to Holders. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by electronic transmission or other similar means of unsecured electronic communication to the electronic address of such Holder shown on the Register, provided receipt of such electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.
(ii)    Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided above in this 0 within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by this 0).
(b)    Withholding Taxes and Forms. Each Holder agrees that applicable withholding taxes (including backup withholding) may be withheld from payments and deemed payments on or with respect to this Warrant, and if any such withholding taxes (including backup withholding) are paid on behalf of the Holder, then those withholding taxes may be set off against payments of cash or the delivery of shares of Common Stock or other consideration, if any, in respect of this Warrant (or any payments on Common Stock) or sales proceeds received by, or other funds or assets of, the Holder. On the Initial Issue Date (or in the case of any transferee, the date such transferee becomes a Holder), and thereinafter upon reasonable request or as required under applicable law, the Holder shall deliver to the Company an Internal Revenue Service Form W-9 or, in the alternative (and only in the event that the Company has consented to the transfer or assignment of the Warrant to such Holder that is a non-U.S. person for U.S. federal income tax purposes), the applicable Internal Revenue Service Form W-8 (together with any appropriate attachments), as applicable, and, if required, such other tax forms reasonably requested by the Company or other applicable withholding agent to establish an exemption from United States withholding tax on payments and deliveries hereunder as well as an exemption from, or a reduction in the rate of, U.S. withholding that may apply to any dividend or constructive dividend (e.g., under Section 305(c) of the Internal Revenue Code of 1986, as amended). The Company may determine in its reasonable discretion the amount and the timing of any such constructive dividend.
(c)    Governing Law; Waiver of Jury Trial. THIS WARRANT AGREEMENT AND THE WARRANT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS WARRANT AGREEMENT OR THE WARRANT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT, THE WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT AGREEMENT OR THE WARRANT.
(d)    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Agreement or the transactions contemplated by this Warrant Agreement may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in 0 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Warrant Agreement or by its acceptance of any Warrant) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.
(e)    No Adverse Interpretation of Other Agreements. Neither this Warrant Agreement nor the Warrant may be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such other agreement may be used to interpret this Warrant Agreement or the Warrant.

(f)    Successors; Benefits of Warrant Agreement. All agreements of the Company in this Warrant Agreement and the Warrant will bind its successors. Subject to the preceding sentence, this Warrant Agreement is for the sole benefit of the parties hereto and for the Holders, as such, from time to time, and nothing in this Warrant Agreement, or anything that may be implied from any provision of this Warrant Agreement, will confer on any other Person any right, claim or remedy.
(g)    Severability. If any provision of this Warrant Agreement or the Warrant is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Warrant Agreement or the Warrant will not in any way be affected or impaired thereby.
(h)    Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and sub-Sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part of this Warrant Agreement and will in no way modify or restrict any of the terms or provisions of this Warrant Agreement.
(i)    Entire Agreement. This Warrant Agreement, including all Exhibits and Schedules hereto, together with the Distribution Agreement and that certain warrant agreement, dated as of the date hereof, between the Parties and relating to the Tranche 2 Warrants, as defined therein, constitute the entire agreement of the Parties with respect to the specific subject matter covered hereby and thereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.
(j)    Remedies. The Company agrees that, upon an actual or threatened breach by it of any of its obligations under this Warrant Agreement, the affected Holders would experience irreparable harm for which monetary damages would not be an adequate remedy and such Holders will be entitled to equitable relief in respect thereof, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, in each case, in addition to any other rights and remedies that may be available to such Holders. Nothing in this Warrant Agreement will preclude any rights or remedies that would be available to any Holder at law, in equity or otherwise, which rights or remedies will be in addition to, and not in substitution of, any rights or remedies of such Holder set forth in this Warrant Agreement.
(k)    No Other Rights. The Warrant will confer no rights to the Holder thereof except as provided in this Warrant Agreement. For the avoidance of doubt, and without limiting the operation of Sections 5(d)(iv), 5(d)(ii)(1) and 5(b)(ii), and the provisos to Sections 5(d)(i)(3)(A) and 5(d)(i)(4), the Warrant will not confer to the Holder thereof any rights as stockholders of the Company.
(l)    No Obligation to Purchase Securities of the Company. For the avoidance of doubt, except to the extent any Exercise Shares (or other Exercise Consideration consisting of any securities of the Company) is deliverable in connection with the due Exercise of any Warrant, nothing in this Warrant Agreement will impose on any Holder any obligation to purchase any securities of the Company.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Warrant Agreement have caused this Warrant Agreement to be duly executed as of the date first written above.
Beyond Meat, Inc.

By: /s/ Ethan Brown
Name:    Ethan Brown
Title:    President and Chief Executive Officer

[Signature Page to Warrant Agreement]

Big Geyser, Inc.

By:    /s/ Jerry Reda
Name:    Jerry Reda
Title:    Chief Operating Officer & President

Contact Information:
Address:    111 Wilshire Blvd.,
Edgewood, NY 11717
Attention:    Jerry Reda
Email Address:    [***]
with a copy to:    [***]

[Signature Page to Warrant Agreement]

EXHIBIT A
FORM OF WARRANT
[Insert Restricted Security Legend, if applicable]
[Insert Transfer Restriction Legend, if applicable]
Beyond Meat, Inc.
Warrant
Certificate No.    [___]
Beyond Meat, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of the Warrant represented by this certificate (this “Certificate”). The initial number of Underlying Shares of the Warrant represented by this Certificate is [___] shares of Common Stock, which number is subject to adjustment as provided in the Warrant Agreement referred to below.
The terms of the Warrant are set forth in the Warrant Agreement, dated as of June 22, 2026, between the Company and Big Geyser, Inc. (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.
Additional terms of this Certificate are set forth on the other side of this Certificate.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Beyond Meat, Inc. has caused this instrument to be duly executed as of the date set forth below.
Beyond Meat, Inc.

Date:            By:
Name:
Title:

Beyond Meat, Inc.
Warrant
This Certificate represents one (1) duly issued and outstanding Warrant having an initial number of Underlying Shares as set forth on the face of this Certificate. Certain terms of the Warrant are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the Warrant Agreement will control.
1.    Method of Payment. Cash amounts due on the Warrant represented by this Certificate will be paid in the manner set forth in Section 3(c) of the Warrant Agreement.
2.    Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrant represented by this Certificate for all purposes, subject to Section 3(h) of the Warrant Agreement.
3.    Transfers and Exchanges. The Warrant will be in registered form. Subject to the terms of the Warrant Agreement, the Holder of the Warrant represented by this Certificate may transfer or exchange such Warrant by presenting this Certificate to the Company and delivering any required documentation or other materials.
4.    No Right of Redemption by the Company. The Company will not have the right to redeem the Warrant at its election.
5.    Exercise Rights. The Warrant will be Exercisable for Exercise Consideration in the manner, and subject to the terms, set forth in Section 5 of the Warrant Agreement.
6.    Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).
* * *
To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:
Beyond Meat, Inc.
888 N. Douglas Street, Suite 100
El Segundo, CA 90245
Attention: Chief Financial Officer

EXERCISE NOTICE
Beyond Meat, Inc.
Subject to the terms of the Warrant Agreement, by executing and delivering this Exercise Notice, the undersigned Holder of the Warrant identified below directs the Company to Exercise (check one):
    all of the Underlying Shares of the Warrant
                         * Underlying Shares of the Warrant
identified by Certificate No.                      .
Capitalized terms used but not otherwise defined in this Exercise Notice shall have the meaning ascribed thereto in the Warrant Agreement.
Please issue shares of Common Stock in the following name and, if applicable, to the following address:
Issue to (print name):
Email Address:
(Optional) Identify account within the United States to which any cash Exercise Consideration will be wired:
Bank Routing Number:
SWIFT Code:
Bank Address:

Account Number:
Account Name:
Date:
(Legal Name of Holder)

By:
Name:
Title:
* Must be a whole number.

ASSIGNMENT FORM
Beyond Meat, Inc.
Subject to the terms of the Warrant Agreement, the undersigned Holder of the Warrant identified below assigns (check one):
    all of the Underlying Shares of the Warrant
                         † Underlying Shares of the Warrant
identified by Certificate No.                      , and all rights thereunder, to:
Name:
Address:

Social security or
tax identification
number:
and irrevocably appoints:

as agent to transfer the within Warrant on the books of the Company. The agent may substitute another to act for him/her.
Date:
(Legal Name of Holder)

By:
Name:
Title:

† Must be a whole number.

EXHIBIT B
FORM OF RESTRICTED SECURITY LEGEND
THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-1

EXHIBIT C
FORM OF TRANSFER RESTRICTION LEGEND
TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

C-1

EXHIBIT D
INITIAL COMPANY WIRE INSTRUCTIONS

[***]
D-1

SCHEDULE A
INITIAL HOLDER OF THE WARRANT

Name of Registered Holder
Big Geyser, Inc.

SA-1

ANNEX A
INVESTOR REPRESENTATIONS
Investor represents, warrants, and covenants to Big Geyser, Inc. (“Big Geyser”) and the Company that:

1.    Investor understands that neither the Warrants nor the Underlying Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), because Big Geyser believes, relying in part on Investor’s representations herein, that an exemption from such registration requirement is available. Investor understands that the availability of this exemption depends in part upon the representations made by Investor in this document being true and correct;
2.    Investor is receiving the Warrant solely for investment purposes, and not with a view to, or for resale in connection with, any “distribution” of the Warrant or the Underlying Shares within the meaning of the Securities Act. Investor’s entire legal and beneficial ownership interest the Warrant will be purchased and will be held solely for its own account. Investor is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of the Warrant and Warrants will not be transferrable to third parties without the Company’s consent pursuant to the terms thereof;
3.    Investor can properly evaluate the merits and risks of its investment in the Warrant or the Underlying Shares and can protect its own interests in this regard;
4.    Investor is sufficiently aware of the Company’s business affairs and financial condition independent of Big Geyser to enable Investor to reach an informed and knowledgeable decision to enter into its investment in the Warrant;
5.    Investor has received all information that Investor deems appropriate for assessing the risk of an investment in the Warrant or the Underlying Shares;
6.    Investor realizes that investing in the Warrant or the Underlying Shares involves a high degree of risk, and that the Company’s future prospects are uncertain;
7.    Investor is able to maintain its position as a warrantholder or stockholder indefinitely if required, and is able to bear the loss of its entire investment in the Warrant or the Underlying Shares;
8.    Investor understands that the Warrant and, upon exercise, the Underlying Shares constitute “restricted securities” under applicable U.S. federal and state laws, and that neither the Warrant nor the Underlying Shares will be registered under the Securities Act, in reliance upon an exemption for non-public offerings;
9.    Investor also understands and agrees that Investor must hold the Warrant or the Underlying Shares indefinitely, unless any subsequent proposed resale or transfer by Investor is registered under the Securities Act, or unless an exemption from registration is otherwise available, and that any such exemption from registration or qualification, if available, may be conditioned on various requirements including but not limited to, the time and manner of sale, the holding period for the
Annex A - 1

Warrant and the Underlying Shares and requirements relating to the Company, which are outside of Big Geyser’s control, and which the Company is under no obligation and may not be able to satisfy;
10.    If Investor becomes the beneficial owner of any Underlying Shares in connection with the exercise of the Warrant, it will acquire the Underlying Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same;
11.    Investor has such knowledge and experience in financial and business matters so that Investor will be capable of evaluating the merits and risks of its investment in the Company;
12.    Investor can bear the economic risk of Investor’s investment and is able, without impairing Investor’s financial condition, to hold the Warrants and the Underlying Shares for an indefinite period of time and to suffer a complete loss of Investor’s investment; and
13.    Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

INVESTOR:

By:        ______________________________________
Name:         ______________________________________

Annex A - 2